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                            QUEST CASH RESERVES, INC.
                           One World Financial Center
                               New York, NY 10281


                                        October 12, 1989

Oppenheimer Capital
One World Financial Center
New York, NY 10281

Ladies and Gentlemen:

     In connection with your purchase today of an aggregate of 100,000 shares of common stock of the Primary Portfolio, a portfolio of Quest Cash Reserves, Inc., for $100,000 (the "Shares"), you hereby represent and confirm that you have acquired such securities for investment for your own account, with no present intention of redeeming, reselling, or otherwise distributing the same.

     It is mutually agreed that the Shares purchased by you cannot be sold, assigned, or transferred, except upon redemption by Oppenheimer Capital.

     Furthermore, you hereby confirm that you are party to no arrangement, agreement or understanding regarding Quest Cash Reserves, Inc. (the "Fund") or its securities, with the Fund, or any other person, made in consideration of your purchase of the Shares.

     If the foregoing correctly expresses your understanding and our agreement, please so indicate by signing and returning the enclosed copy of this letter.

                                        Very truly yours,

                                        Quest Cash Reserves, Inc.

                                        By: /s/ Thomas E. Duggan
                                           ---------------------
                                             Thomas E. Duggan
                                             Secretary

Confirmed and Agreed:

Oppenheimer Capital

By: /s/ Thomas E. Duggan
    --------------------
     Thomas E. Duggan
     Managing Director